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                                                               Exhibit (a)(1)(n)


     FORM OF E-MAIL ANNOUNCING SUPPLEMENT TO OFFER TO AMEND CERTAIN OPTIONS

      On September 25, 2007, we communicated our tender offer to employees holding 409A options pursuant to an Offer to Amend Certain Options. In connection with our filing of the Offer to Amend Certain Options with the SEC, we have prepared a Supplement to the Offer to Amend Certain Options to change the expiration date from October 22, 2007 to 11:59 p.m., Eastern Time, on November 15, 2007 and minor changes and/or additions to certain provisions of the Offer to Amend Certain Options.

      All employees considering participating in our tender offer to employees holding 409A options are advised to read both the Offer to Amend Certain Options and the Supplement together. For more details, please review all information regarding the tender offer contained in the Offer to Amend Certain Options:

      For more information on how to participate in the offer you may contact:


            Rex Abercrombie, Vice President, Compensation & Benefits
                                  Tenneco Inc.
                  500 North Field Drive, Lake Forest, IL 60045
                              Phone: (847)482-5000